Exhibit (p)(3)

Code of Ethics Pursuant to Section 406
of The Sarbanes-Oxley Act Of 2002
for Principal Executive and Senior Financial Officers

I.          Covered Officers/Purpose of the Code

This Code of Ethics (this “SOX Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by the Trust and applies to the Trust’s Principal Executive Officer, Principal Financial Officer, or other Trust officer performing similar functions (the “Covered Officers,” as set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, SEC and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and

•	accountability for adherence to the SOX Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

The overarching principle is that the personal interests of a Covered Officer should not be placed improperly before the interests of the Trust.

II.         Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act .  For example, Covered Officers may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Trust because of their status as “affiliated persons” of the Trust.  The compliance programs and procedures of the Trust and its investment adviser, BGOL, are designed to prevent, or identify and correct, violations of these provisions.  This SOX Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this SOX Code.  See also Section V of this SOX Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and BGOL of which the Covered Officers are also officers or employees.  As a result, this SOX Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Trust or for BGOL, or for both) be involved in establishing policies and implementing decisions that will have different effects on BGOL and the Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Trust and BGOL and is consistent with the performance by the Covered Officers of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, other applicable laws and the Trust’s governing documents, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the  Board that the Covered Officers may also be directors, officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

Other conflicts of interest are covered by the SOX Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the  Advisers Act.  The following list provides examples of conflicts of interest under the SOX Code, but Covered Officers should keep in mind that these examples are not exhaustive.

Each Covered Officer must not:

•

use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

•	use material non-public information of portfolio transactions made or contemplated for the Trust to profit personally or cause others to profit, by the market effect of such transactions; or

•	retaliate against any other Covered Officer or any employee of the Trust, BGOL or its affiliates for reports of potential Code of Ethics violations that are made in good faith.

There are some conflict of interest situations that should always be approved by the Compliance Officer of BGOL (the “Compliance Officer” who is also the Secretary of the Trust).  Examples of these include:

•	any outside business activity other than with BGOL or its affiliates that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Trust;

•	service as a director on the board of any company that files periodic reports with the SEC;

•	service on the board of directors or governing board of any organization, public or private, including non-profits;

•	the receipt of any non-nominal gifts valued in excess of £50 from persons or entities who have or are seeking business relationships with the Trust;

•

the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Trust, other than BGOL or its affiliates. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 2% of the outstanding securities of the relevant class; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with BGOL or its affiliates.  This restriction shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 2% of the particular class of security outstanding or (ii) the receipt by BGOL or an affiliate of research or other benefits in exchange for “soft dollars.”

III.       Disclosure and Compliance

Each Covered Officer should:

•	familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

•

not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

•

to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust or BGOL or with counsel to the Trust with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC (which for the sake of clarity, does not include any sales literature, omitting prospectuses or “tombstone” advertising prepared by the Principal Underwriter, (if any)) and in other public communications made by the Trust; and

•	assume responsibility for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.       Reporting and Accountability

Each Covered Officer must:

•

upon adoption of the SOX Code, including amendments to the SOX Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trust that he or she has received, read, and understands the SOX Code;

•	annually thereafter affirm to the Trust that he or she has complied with the requirements of the SOX Code;

•	provide full and fair responses to all questions asked in any periodic Director and/or Officer Questionnaire as well as with respect to any supplemental request for information; and

•	notify the Compliance Officer promptly if he or she knows of any violation of this SOX Code. Failure to do so is itself a violation of this SOX Code.

Failure to take any of the preceding four actions is itself a violation of this SOX Code.

On an annual basis the Compliance Officer will provide each Covered Officer with a copy of this SOX Code.  Each Covered Officer will complete and deliver to the Compliance Officer a completed Acknowledgement and Certification form (as set forth in Exhibit B).  A completed Acknowledgement and Certification is one that has been initialed next to each acknowledgement and certification, signed, and dated, with any affiliations or other conflicting relationships provided.

The Compliance Officer is responsible for applying this SOX Code to specific situations in which questions are presented under it and has the authority to interpret this SOX Code in any particular situation.  Requests for waivers from the SOX Code shall be submitted in writing to the Compliance Officer.

The President of the Trust shall be authorized to grant waivers, as he or she deems appropriate; in the case of requests by the President, the Independent Trustees of the Trust shall be so authorized.  Any changes to or waivers of this SOX Code will, to the extent required, be disclosed as provided by SEC rules currently in effect.

The Trust will follow these procedures in investigating and enforcing this SOX Code.

•

the Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her, which may include the use of internal or external counsel, accountants or other personnel;

•	if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

•	any matter that the Compliance Officer believes is a violation will be reported to the Independent Trustees;

•

if the Independent Trustees concur that a violation has occurred, they will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of BGOL or its board; or a recommendation to dismiss the Covered Officer as an officer of the Trust;

•	the Independent Trustees or the President of the Trust will be responsible for granting waivers and/or approvals, as appropriate

•	the Compliance Officer is responsible for identifying and documenting waivers.

V.        Other Policies and Procedures

This SOX Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act 2002 and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Trust or BGOL govern or purport to govern the behavior or activities of the Covered Officers who are subject to this SOX Code, they are superseded by this SOX Code to the extent that they conflict with the provisions of this SOX Code.  The codes of ethics under Rule 17j-1 under the 1940 Act of the Trust and BGOL and BGOL’s more detailed compliance policies and procedures are separate requirements applying independently to the Covered Officers and other persons, and are not part of this SOX Code.  This SOX Code does not, and is not intended to, repeat or replace these programs and procedures.

VI.       Amendments

Any amendments to this SOX Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees, and, to the extent required, disclosed as provided by SEC rules currently in effect.

VII.      Confidentiality

All reports and records prepared or maintained pursuant to this SOX Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this SOX Code, such matters shall not be disclosed to anyone other than the Board, the Trust, or counsel to the Trust and BGO, as authorized by the Board.

VII.      Internal Use

The SOX Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion and does not create any rights of third parties.

Exhibit A

Persons Covered by this SOX Code of Ethics

Trust	Principal Executive Officer	Principal Financial Officer
Baillie Gifford Funds	David Salter	Lindsay Cockburn

5-A-1

Exhibit B

BAILLIE GIFFORD FUNDS

[•], 2014

CODE OF ETHICS PURSUANT TO SECTION 406

OF THE SARBANES-OXLEY ACT OF 2002

FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

(Insert Year) ACKNOWLEDGEMENT AND CERTIFICATION

Please initial each individual item and then provide your signature below.

_______________________________________________________________________

I acknowledge and affirm that I have received, reviewed, and understand the Sarbanes-Oxley Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) (each a “Covered Officer”) adopted by the Board of Baillie Gifford Funds (the “Trust”).  ____

I understand that as a Covered Officer it is my responsibility now and going forward to comply with the Code and any amendments thereto. Most importantly, I understand that the Code’s overarching principle is that my personal interests should not be placed improperly before the interests of the Trust. ____

I affirm that I have notified the Compliance Officer for the Code (the “Compliance Officer’) promptly if I knew of any violation of the Code by myself or any other Covered Officer. ____

I affirm that I have discussed with the Compliance Officer any material personal conflict of interest comparable to those discussed within Section II of the Code prior to entering into any such arrangements. ____

On Schedule A of this (insert year) Acknowledgement and Certification, I have provided a complete and accurate listing of all affiliations or other relationships related to conflicts of interest that the Trust’s Trustees and Officers Questionnaire covers. ____

I acknowledge and affirm that since I last signed an Acknowledgement and Certification related to the Code, to the best of my knowledge, I have complied with the requirements of the Code. ____

If I have not so complied with the requirements of the Code, I have included a detailed description of any instances of non-compliance immediately below:

Covered Officer’s Name (Printed):

Covered Officer’s Signature:

Date: